Exhibit 99.1

PREMIER EXHIBITIONS ANNOUNCES EXECUTIVE LEADERSHIP APPOINTMENTS

ATLANTA, GA — July 3, 2012 – Premier Exhibitions, Inc., (“Premier” or the “Company”), (NASDAQ: PRXI), a leading presenter of museum-quality touring exhibitions around the world, today announced two changes to its executive leadership team.

The following changes are effective immediately:

•

Samuel Weiser, who has served as Interim President and Chief Executive Officer since November 2011, will assume the permanent position of President and Chief Executive Officer. Mr. Weiser will continue to manage Premier’s overall business operations, with a specific focus on Premier Exhibition Management, the Company’s exhibition production division. Mr. Weiser is currently a director of the Company and will continue to hold that position.

•

John Norman, who has served as the President of the Arts and Exhibitions International division of AEG Live, until its April 2012 acquisition by the Company, will assume the title of President of Arts and Exhibitions International, LLC, a subsidiary of Premier Exhibition Management, LLC (“PEM”), which is a subsidiary of the Company.

Mark Sellers, Premier’s Chairman, stated, “The Board of Directors is pleased to announce these appointments. As we move towards the sale of our Titanic assets, we continue to focus on enhancing our market profile as the recognized leader in developing and displaying unique exhibitions for education and entertainment. Our board believes Sam Weiser’s experience and leadership make him the right person to further our industry leadership and maximize revenue and shareholder return from our exhibition business.”

Sam Weiser, Premier’s President and CEO added, “The addition of John Norman adds a recognized industry leader who has unique access to content and creative development opportunities to the Company’s management team. John’s relationships within the museum community and with content providers around the world position Premier to move forward and grow following the sale of our Titanic assets. Through PEM’s Arts and Exhibitions subsidiary, we anticipate John and his team will develop and tour new and provocative exhibitions rivaling AEI’s current portfolio that includes King Tut, Cleopatra, Real Pirates and America I Am.”

About Premier Exhibitions

Premier Exhibitions, Inc. (NASDAQ: PRXI), located in Atlanta, GA, is a major provider of museum-quality exhibitions throughout the world and a recognized leader in developing and displaying unique exhibitions for education and entertainment. The Company’s exhibitions present unique opportunities to experience compelling stories using authentic objects and artifacts in diverse environments. Exhibitions are presented in museums, exhibition centers and other entertainment venues.

Additional information about Premier Exhibitions, Inc. is available at www.prxi.com.

Investor Contact:

Michael J. Little

Chief Financial Officer and Chief Operating Officer

(404) 842-2600

michael.little@prxi.com